Exhibit 10.11

JSC KASPI.KZ

- and -

[INSERT DIRECTOR/MANAGER NAME]

FORM OF DEED OF INDEMNITY

THIS DEED is entered into and delivered as a deed on the ___ day of _______________________

BETWEEN

(1)

JSC KASPI.KZ, being a company registered and incorporated in Kazakhstan with registered number 8278-1910-01-AO and whose registered office is at 154a Nauryzbai Batyr, Almaty 050013, Republic of Kazakhstan (the “Company”); and

(2)	[INSERT DIRECTOR/SENIOR EXECUTIVE NAME] of [INSERT DIRECTOR/SENIOR EXECUTIVE ADDRESS] (the “Indemnitee”),

each a “Party” and together the “Parties”.

WHEREAS:

The Company has agreed to indemnify the Indemnitee against certain liabilities incurred by the Indemnitee in the proper exercise of his/her powers and performance of his/her duties as a [director/senior executive] of the Company.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	INDEMNITY

1.1

Subject always to the provisions of clauses 2 and 3 below, and in consideration of the Indemnitee agreeing to his/her appointment and continued performance of his/her duties as a [director/senior executive] of the Company, the Company agrees to, and will cause its subsidiaries to, indemnify the Indemnitee from and against all claims, charges, actions, proceedings, demands, liabilities, losses, damages, as well as reasonable and documented costs and expenses (including, without limitation, reasonable and documented legal fees and expenses incurred in connection with investigating, disputing, defending or preparing to defend against any of the foregoing whether actual, pending or threatened) suffered or incurred by the Indemnitee (together “Liabilities”) in respect of all claims relating to actions or omissions committed or allegedly committed by the Indemnitee in connection with the performance of his/her duties as a [director/senior executive] of the Company (a “Claim”).

1.2

Without prejudice to the generality of clause 1.1 and subject always to the provisions of clauses 2 and 3 below, the Company shall advance or reimburse the reasonable and documented legal fees and other expenses (including retainers) incurred by the Indemnitee in investigating, disputing, defending or preparing to defend any Claim (whether in relation to civil, administrative or criminal proceedings) on an “as incurred” basis and no later than 30 calendar days following request by the Indemnitee so long as the conditions in clause 3 are satisfied or being satisfied.

2.	EXCLUSIONS AND LIMITATIONS

The covenants set out in clause 1 above are subject to the following exclusions and limitations, and such covenants do not apply to:

2.1	any Claim or Liability to the extent prohibited by law, rule or regulation applicable to the Company (including the mandatory provisions of Kazakhstan laws);

2.2	the extent of any recovery made by the Indemnitee under any policy of insurance;

2.3	any Liability incurred by the Indemnitee to the Company or any subsidiary company;

2.4	any Liability incurred by the Indemnitee in connection with any Claim brought by the Company or a subsidiary company;

2.5	fines imposed on the Indemnitee in criminal proceedings;

2.6	any Liability incurred by, or any Claim against, the Indemnitee which arises as a result of the Indemnitee knowingly acting beyond the scope of his/her authority;

2.7	any Claim or proceedings initiated or brought voluntarily by the Indemnitee and not by way of defence, counterclaim or crossclaim;

2.8	the Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute wilful misconduct;

2.9	payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute;

2.10

in respect of criminal proceedings brought against the Indemnitee, in the event that the Indemnitee is convicted, the Indemnitee will repay to the Company any amount received from the Company under the covenants set out in clause 1 in respect of legal or other expenses or any other Liability incurred by the Indemnitee in connection with such proceeding and any such repayment must be made not later than the date on which the conviction becomes final and cannot be further appealed by any party; and

2.11

in respect of civil proceedings brought against the Indemnitee, in the event that judgment is given against the Indemnitee or the Court refuses to grant the Indemnitee the relief sought, the Indemnitee will repay to the Company any amount received from the Company under the covenants set out in clause 1 in respect of legal or other expenses or any other Liability incurred by the Indemnitee in connection with such proceeding and any such repayment must be made not later than the date on which the outcome becomes final and cannot be further appealed by any party.

3.	CONDITIONS

The Indemnitee’s right to claim under the indemnity is conditional upon the following (unless and to the extent waived by the Company at its sole discretion):

3.1	he/she shall give notice to the Company as soon as reasonably possible after becoming aware of any Claim or any circumstance for which there may be Liability under this indemnity;

3.2

he/she shall simultaneously take all reasonable steps and carry out all reasonable actions required to obtain recovery under any applicable policy of insurance and, if applicable, assist the Company in taking all steps and carrying out all actions reasonably required to obtain such recovery on his/her behalf;

3.3

except where the Claim is brought by the Company, save as required by law, he/she shall not make, or permit to be made on his/her behalf, any admission, compromise, release, waiver, offer or payment relating to the Claim or take any other action reasonably likely to prejudice the Company’s ability to defend such a Claim, in each case without the prior written consent of the Company;

3.4

as soon as reasonably possible after receiving a request from the Company, he/she shall provide the Company with written details of the Liability incurred by him/her, providing such level of detail, and evidence, of the Liability as may be requested by the Company acting reasonably;

3.5

except where the Claim is brought by the Company, whether before or after any payment by the Company to him/her pursuant to this Deed, he/she shall give full co-operation and provide such information as the Company (acting reasonably) may require, and do everything that the Company (acting reasonably) may request to enable the Company to exercise its rights under clause 4.1 or be subrogated to the extent of any payment under this Deed; and

3.6	he/she shall take all reasonable actions to mitigate any Liabilities in relation to the relevant Claim.

4.	GENERAL

4.1

Except where the Claim is brought by the Company, the Company shall be entitled to take over and conduct in the Indemnitee’s name the defence or settlement of any Claim or to prosecute in his/her name for its own benefit any proceedings relating to a Claim, and shall have full discretion in the conduct or settlement of any proceedings relating to a Claim, save that the Company will not admit the guilt of a Indemnitee or cease to contest proceedings without the prior written agreement of the Indemnitee (not to be unreasonably withheld), unless such settlement solely involves the payment of money by persons other than the Indemnitee and includes an unconditional release of the Indemnitee from all Liabilities that are the subject of the Claim and an acknowledgement that the Indemnitee denies all wrongdoings in connection with such Liabilities, or where such admission of guilt or cessation of proceedings would cause that Indemnitee to lose the benefit of the indemnity set out in clause 1. If the Indemnitee settles any Claim without the prior written consent of the Company, the Company shall not be obligated to indemnify the Indemnitee against amounts paid in such settlement.

4.2	This Deed shall not modify or waive any of the duties which the Indemnitee owes as an officer or director as a matter of law or under the rules of any relevant stock exchange or other regulatory body.

4.3

The Company shall, in the event that a payment is made to the Indemnitee under this Deed in respect of a particular Liability, be entitled to recover from the Indemnitee an amount equal to any payment received by the Indemnitee under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, and any such payment to him/her shall be made on that basis. The Indemnitee shall pay over such sum promptly upon the Company’s request.

4.4

The Company shall pay such amount to the Indemnitee so that it leaves the Indemnitee with sufficient funds to meet any Liability to which this indemnity applies after the payment of any tax thereon. For the avoidance of doubt, when calculating the amount of any such tax, the amount of any tax deductions, credits or reliefs which are or may be available to the Indemnitee in respect of the relevant payment under this indemnity received by the Indemnitee is to be taken into account. In the event that any amounts are paid to the Indemnitee under this clause 4.4 but a tax deduction, credit or relief is or becomes available to the Indemnitee in respect of the relevant payment under this indemnity received by the Indemnitee, the Indemnitee shall make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

5.	NOTICE

5.1	Any notice, claim or demand required to be served under or in connection with this Deed shall be made in writing and shall be sufficiently given or served:

5.1.1	in the case of the Company, if addressed to its company secretary and delivered to the Company’s registered office from time to time; and

5.1.2

in the case of the Indemnitee, if delivered to the address stated in this Deed in respect of the Indemnitee or to such other address as the Indemnitee may from time to time notify to the Company for this purpose.

5.2	Any such notice, claim or demand shall be delivered by hand or sent by internationally-recognized courier.

5.3	Where such notice, claim or demand is:

5.3.1	delivered by hand, delivery shall conclusively be deemed to have been given or served at the time of delivery; and

5.3.2	sent by courier, delivery shall conclusively be deemed to have been received at the time of delivery as confirmed by the courier service.

6.	ENTIRE AGREEMENT, SEVERANCE AND MISCELLANEOUS PROVISIONS

6.1

Each of the Parties to this Deed confirms that this Deed represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

6.2

In the event that any part (including any sub-clause or part thereof) of this Deed shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining parts of this Deed shall continue in full force and effect. If necessary, both parties shall use their best endeavours to agree any amendments to the Deed necessary to give effect to the spirit of this Deed.

6.3	No variation of this Deed shall be effective unless it is in writing signed by the Parties.

6.4	No Party may transfer, novate or assign any rights or obligations under this Deed, in whole or in part, without the prior written consent of the other Party.

6.5

The rights of indemnification under this Deed shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, any agreement, a vote of shareholders of the Company, a resolution of the board of directors of the Company or otherwise.

6.6

No failure or delay by either Party in exercising any right, remedy or power provided by this Deed shall constitute a waiver of the same or waiver of any other right, remedy or power, and any single or partial exercise of any right, remedy or power provided by this Deed shall not preclude any other or further exercise of the same or the exercise of any other right, remedy or power.

6.7	Except as expressly provided, the Parties intend that a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

6.8	This Deed may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

7.	GOVERNING LAW AND JURISDICTION

7.1

This Deed and any non-contractual obligations arising out of or in connection with it shall be construed in accordance with and governed by the laws of England and Wales, save to the extent that mandatory provisions of laws of Kazakhstan or any other jurisdiction apply.

7.2

Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. Each Party shall appoint one arbitrator and those two arbitrators shall appoint the third arbitrator. The seat, or legal place, of arbitration shall be London, United Kingdom. The language to be used in the arbitral proceedings shall be English.

8.	INTERPRETATION

In this Deed, except where the context otherwise requires:

8.1

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

8.2	words in the singular shall include the plural and vice versa;

8.3	references to one gender include other genders;

8.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

8.5	a reference to a clause, sub-clause or paragraph shall be a reference to a clause, sub-clause or paragraph (as the case may be) of or to this Deed;

8.6	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

8.7	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

8.8	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

8.9	the headings in this Deed are for convenience only and shall not affect its interpretation; and

8.10	references to this Deed include this Deed as amended or supplemented in accordance with its terms.

The Parties have caused this Deed to be executed and delivered as a deed on the date written at the start of this Deed.

EXECUTED by the Parties

Executed and delivered as a deed by	)
JSC KASPI.KZ	) )

Signature of authorised representative:

Name and title of authorised representative:

Witnessed by:		[FULL NAME]

[ADDRESS]

[OCCUPATION]

Executed and delivered as a deed by	)
[INSERT DIRECTOR’S/SENIOR	)
EXECUTIVE’S NAME]	)

Signature:

Witnessed by:		[FULL NAME]

[ADDRESS]

[OCCUPATION]